Exhibit 21.1

                              List of Subsidiaries

NU SKIN JAPAN COMPANY, LIMITED - a domesticated Delaware corporation with dual residence in the United States and Japan.

NU SKIN TAIWAN, INC. - a Utah corporation operating in Taiwan through a branch.

NU SKIN KOREA, INC. - a domesticated Delaware corporation with dual residence in the United States and South Korea.

NU SKIN PERSONAL CARE (THAILAND) LIMITED - a domesticated Delaware corporation with dual residence in the United States and Thailand.

NU SKIN PHILIPPINES, INC. - a Delaware corporation operating in the Philippines through a branch.

N INTERNATIONAL, INC. - a Delaware corporation.